Exhibit 99.1

Assurant Reports Fourth Quarter 2023 and Full-Year 2023 Financial Results
Delivered Significant Earnings and EPS Growth in 2023 Led by Global Housing, with Continued Profitable Growth Expected in 2024

ATLANTA, February 6, 2024 — Assurant, Inc. (NYSE: AIZ), a leading global business services company that supports, protects and connects major consumer purchases, today reported results for the fourth quarter and full year ended December 31, 2023.

“We are pleased with our exceptionally strong results in 2023, representing Assurant’s seventh consecutive year of profitable growth. Our success was driven by our intense focus on strategic, financial and operational outperformance, allowing us to strengthen our competitive positioning across our global businesses and ultimately create meaningful shareholder value,” said Assurant President and CEO Keith Demmings.

“We expect earnings growth to continue into 2024 as we enter the year from a position of strength. Our targeted investments in our talent, technology and product innovation continue to strengthen our client partnerships and attract key prospects across the globe. This momentum, combined with an unwavering focus on operational excellence, position us well to deliver on our financial objectives,” Demmings added.

Note: The metrics included within the company’s outlook are non-GAAP financial measures and the company believes that it cannot, without unreasonable efforts, forecast certain information needed to reconcile to the GAAP measures, the probable significance of which cannot be determined. More information can be found in the Non-GAAP Financial Measures section.

(Unaudited)	Q4'23	Q4'22	Change	12M'23	12M'22	Change
$ in millions, except per share data
GAAP net income	182.5	68.1	168%	642.5	276.6	132%
Adjusted EBITDA[1]	360.8	274.2	32%	1,257.5	956.2	32%
Adjusted EBITDA, ex. reportable catastrophes[2]	382.4	296.3	29%	1,369.3	1,128.3	21%

GAAP net income per diluted share	3.42	1.27	169%	11.95	5.05	137%
Adjusted earnings per diluted share[3]	4.58	3.23	42%	15.49	11.13	39%
Adjusted earnings, ex. reportable catastrophes, per diluted share[4]	4.90	3.56	38%	17.13	13.61	26%
Some of the metrics throughout this press release are non-GAAP measures of performance. A full reconciliation of each non-GAAP measure to the most comparable GAAP measure can be found in the Non-GAAP Financial Measures section.

Full Year 2023 Summary
•GAAP net income increased 132 percent to $642.5 million, compared to the prior year period, while net income per diluted share increased 137 percent to $11.95 versus the prior year period.
•Adjusted EBITDA, excluding reportable catastrophes2, increased 21 percent to $1,369.3 million, or 22 percent on a constant currency basis5.
•Adjusted earnings, excluding reportable catastrophes, per diluted share4, increased 26 percent to $17.13.
•Holding company liquidity was $606 million; returned $352 million to shareholders via share repurchases and common stock dividends.

2024 Outlook
The company expects:
•Adjusted EBITDA, excluding reportable catastrophes6, to increase mid-single-digits, driven by both Global Lifestyle and Global Housing, at similar growth rates
•Adjusted earnings, excluding reportable catastrophes, per diluted share6, growth rate to be modestly lower than the growth rate in Adjusted EBITDA, excluding reportable catastrophes, primarily reflecting an increase in depreciation expense from strategic technology investments.

Note: The metrics included within the company’s outlook are non-GAAP financial measures and the company believes that it cannot, without unreasonable efforts, forecast certain information needed to reconcile to the GAAP measures, the probable significance of which cannot be determined. More information can be found in the Non-GAAP Financial Measures section.

Fourth Quarter and Full Year 2023 Consolidated Results

(Unaudited)	Q4'23	Q4'22	Change	12M'23	12M'22	Change
$ in millions

GAAP net income	182.5	68.1	168%	642.5	276.6	132%

Adjusted EBITDA
Global Lifestyle	204.6	182.3	12%	792.3	809.4	(2)%
Global Housing	186.1	119.1	56%	574.2	246.0	133%
Corporate and Other	(29.9)	(27.2)	(10)%	(109.0)	(99.2)	(10)%
Adjusted EBITDA[1]	360.8	274.2	32%	1,257.5	956.2	32%
Reportable catastrophes	21.6	22.1		111.8	172.1
Adjusted EBITDA, ex. reportable catastrophes
Global Lifestyle[2]	204.3	183.3	11%	793.1	810.1	(2)%
Global Housing[2]	208.0	140.2	48%	685.2	417.4	64%
Corporate and Other	(29.9)	(27.2)	(10)%	(109.0)	(99.2)	(10)%
Adjusted EBITDA, ex. reportable catastrophes[2]	382.4	296.3	29%	1,369.3	1,128.3	21%
Note: Adjusted EBITDA of the Global Lifestyle, Global Housing and Corporate and Other segments is the segment measure of profitability in our GAAP financial statements and includes reportable catastrophes. Additional details regarding key financial metrics are included in the Financial Supplement located on Assurant’s Investor Relations website: https://ir.assurant.com/investor/default.aspx

Fourth Quarter 2023 Consolidated Results
•GAAP net income increased to $182.5 million, compared to fourth quarter 2022 of $68.1 million, primarily due to higher segment earnings and lower restructuring costs compared to the prior year period.

•GAAP net income per diluted share increased to $3.42 compared to fourth quarter 2022 of $1.27. The increase was primarily driven by the factors noted above.

•Adjusted EBITDA1 increased 32 percent to $360.8 million compared to the prior year period, primarily due to Global Housing from lower non-catastrophe loss experience and higher top-line growth, as well as growth in Global Lifestyle from Connected Living. Excluding reportable catastrophes, Adjusted EBITDA2 increased 29 percent, including on a constant currency basis5, to $382.4 million, primarily driven by the factors noted above.

•Adjusted earnings, excluding reportable catastrophes, per diluted share4, increased 38 percent to $4.90 compared to the prior year period, primarily from higher segment earnings and a lower effective tax rate, partially offset by higher depreciation expense.

•Net earned premiums, fees and other income from the Global Lifestyle and Global Housing segments totaled $2.85 billion compared to $2.55 billion in fourth quarter 2022, up 12 percent, including on a constant currency basis5, mainly from an increase in Global Lifestyle from Global Automotive and Connected Living.

Full Year 2023 Consolidated Results

•GAAP net income increased 132 percent to $642.5 million, compared to full year 2022 net income of $276.6 million primarily due to higher Global Housing segment earnings, including lower reportable catastrophes, and lower net unrealized losses from changes in the fair value of equity securities.

•GAAP net income per diluted share increased 137 percent to $11.95 compared to full year 2022 of $5.05. The increase was primarily driven by the factors noted above.

•Adjusted EBITDA1 increased 32 percent to $1,257.5 million compared to the prior year period, primarily due to significant growth in Global Housing and $60.3 million of lower pre-tax reportable catastrophes. Excluding reportable catastrophes, Adjusted EBITDA2 increased 21 percent, or 22 percent on a constant currency basis5, to $1,369.3 million, primarily due to lower non-catastrophe loss experience and continued top-line growth in Homeowners within Global Housing.

•Adjusted earnings, excluding reportable catastrophes, per diluted share4, increased 26 percent to $17.13 compared to the prior year period, primarily from higher Global Housing segment earnings and share repurchases, partially offset by higher depreciation expense.

•Net earned premiums, fees and other income from the Global Lifestyle and Global Housing segments totaled $10.70 billion compared to $9.95 billion for the prior year period, up 8 percent, including on a constant currency basis5, driven by an increase in Global Lifestyle mainly from prior period sales in Global Automotive and growth in Global Housing from Homeowners.

Global Lifestyle

$ in millions	Q4'23	Q4'22	Change	12M'23	12M'22	Change
Adjusted EBITDA	204.6	182.3	12%	792.3	809.4	(2)%
Net earned premiums, fees and other income	2,306.4	2,038.1	13%	8,561.4	8,061.9	6%
•Adjusted EBITDA increased 12 percent compared to fourth quarter 2022, including on a constant currency basis5, driven by growth in Connected Living from stronger mobile device protection results across carrier and cable operator clients in North America as well as higher investment income. Global Automotive was relatively flat, where elevated claims costs were largely offset by higher investment income.

Full-year 2023 Adjusted EBITDA decreased 2 percent compared to 2022, or 1 percent on a constant currency basis5. The decline was driven by Global Automotive as elevated claims costs were partially offset by higher investment income. Connected Living results were up modestly, as stronger mobile device protection results in North America and higher investment income were partially offset by lower mobile results in Asia Pacific.

•Net earned premiums, fees and other income increased 13 percent compared to fourth quarter 2022, including on a constant currency basis5, driven by growth across Global Automotive and Connected Living. Global Automotive growth was driven by $85 million of favorable non-run-rate premium adjustments and growth from prior period sales. Connected Living increased from higher mobile results, including contributions from newly launched trade-in programs.

Full-year 2023 net earned premiums, fees and other income increased 6 percent compared to 2022, or 7 percent on a constant currency basis5, primarily due to prior period sales within Global Automotive.
Global Housing

$ in millions	Q4'23	Q4'22	Change	12M'23	12M'22	Change
Adjusted EBITDA	186.1	119.1	56%	574.2	246.0	133%
Reportable catastrophes	21.9	21.1		111.0	171.4
Adjusted EBITDA, ex. reportable catastrophes[2]	208.0	140.2	48%	685.2	417.4	64%
Net earned premiums, fees and other income	545.8	509.1	7%	2,142.9	1,884.6	14%
•Adjusted EBITDA increased 56 percent compared to the fourth quarter 2022, primarily due to lower non-catastrophe loss experience, including a $39.8 million prior period reserve reduction in the current quarter compared to a $5.1 million prior period reserve reduction in fourth quarter 2022. Results also benefited from continued top line growth within Homeowners and higher net investment income. The increase was partially offset by higher catastrophe reinsurance costs and expenses to support growth. Excluding reportable catastrophes, Adjusted EBITDA2 increased 48 percent primarily due to the factors noted above.

Full-year 2023 Adjusted EBITDA increased 133 percent compared to 2022 primarily driven by the factors below, including $60.4 million of lower pre-tax reportable catastrophes. Excluding reportable catastrophes, Adjusted EBITDA2 increased 64 percent mainly due to lower non-catastrophe loss experience, including $54.1 million of favorable prior year reserve development in 2023 compared to $15.5 million of unfavorable prior year reserve development in 2022. Strong top-line growth in Homeowners and expense leverage from scale and operational efficiencies also drove performance.

•Net earned premiums, fees and other income increased 7 percent compared to fourth quarter 2022, largely driven by Homeowners top-line growth, which was driven by higher average premiums and growth in policies in-force within lender-placed.

Full-year 2023 net earned premiums, fees and other income increased 14 percent compared to the prior year 2022, primarily due to the factors noted above.

Corporate and Other

$ in millions	Q4'23	Q4'22	Change	12M'23	12M'22	Change
Adjusted EBITDA	(29.9)	(27.2)	(10)%	(109.0)	(99.2)	(10)%
•Adjusted EBITDA loss increased in fourth quarter 2023 compared to the prior year period, primarily due to higher employee-related expenses.

Full-year 2023 Adjusted EBITDA loss increased compared to the prior year 2022, primarily driven by lower investment income and higher employee-related expenses.

Holding Company Liquidity Position
•Holding company liquidity totaled $606 million as of December 31, 2023, or $381 million above the company’s targeted minimum level of $225 million.

Dividends paid by the operating segments to the holding company in fourth quarter 2023 totaled $280 million. For full-year 2023, dividends paid by the operating segments totaled $773 million, representing approximately 57% of segment Adjusted EBITDA, including reportable catastrophes.

•Share repurchases and common stock dividends totaled $169 million in fourth quarter 2023. During fourth quarter 2023, Assurant repurchased approximately 802 thousand shares of common stock for $130 million and paid $39 million in common stock dividends. From January 1 through February 2, 2024, the company repurchased approximately 60 thousand shares for $10 million, with $664 million remaining under the current repurchase authorizations.

For full-year 2023, share repurchases and common stock dividends totaled $352 million. Assurant repurchased 1.3 million shares of common stock for $200 million and paid $152 million in common stock dividends.

2024 Company Outlook6
Note: Some of the metrics included within the company’s outlook are non-GAAP financial measures and the company believes that it cannot, without unreasonable efforts, forecast certain information needed to reconcile to the GAAP measures, the probable significance of which cannot be determined. More information can be found in the Non-GAAP Financial Measures section.

Based on current market conditions, for full-year 2024, the company expects:

$ in millions, except per share data	FY 2023	2024 Outlook[6]
Adjusted EBITDA, ex. reportable catastrophes[2]	1,369.3	Mid-single-digit growth
Adjusted earnings, ex. reportable catastrophes, per diluted share[4]	$17.13	Growth rate modestly below Adjusted EBITDA, ex. reportable catastrophes growth rate
•Adjusted EBITDA, excluding reportable catastrophes6, to increase by mid-single-digits, led by both Global Lifestyle and Global Housing, at similar growth rates.
◦Global Lifestyle Adjusted EBITDA to increase, mainly driven by organic growth and improved profitability in Connected Living programs. Global Automotive is expected to grow as previous rate actions are expected to drive improvement over time. Growth to be partially offset by new client and program implementation expenses. We continue to monitor the impact from macroeconomic conditions, including foreign exchange and interest rate levels, which may impact the pace and timing of growth.
◦Global Housing Adjusted EBITDA, excluding reportable catastrophes6, to increase, following significant growth in 2023, which included $54 million of prior year reserve development, mainly driven by continued Homeowners top-line growth and lower catastrophe reinsurance costs.
◦Corporate and Other Adjusted EBITDA loss to approximate $105 million as the company continues to drive expense leverage.

•Adjusted earnings, excluding reportable catastrophes, per diluted share6 growth rate to be modestly lower than growth rate in Adjusted EBITDA, excluding reportable catastrophes, primarily driven by higher depreciation expense from strategic technology investments. The company expects depreciation expense of approximately $135 million, interest expense of approximately $107 million, amortization of purchased intangible assets of approximately $70 million, and an effective tax rate of approximately 20 to 22 percent.

•Business segment dividends to approximate two-thirds of segment Adjusted EBITDA, including reportable catastrophes6. This is subject to the business and investment portfolio performance, and rating agency and regulatory capital requirements.

•Capital deployment priorities to focus on maintaining a strong financial position, supporting business growth by funding investments and M&A, and returning capital to shareholders through common stock dividends and share repurchases, subject to Board approval.

Earnings Conference Call
The fourth quarter 2023 earnings conference call and webcast will be held on Wednesday, February 7, 2024 at 8:00 a.m. ET. The slide presentation used by management during the webcast includes supplemental information and will be available on Assurant’s Investor Relations website prior to the conference call. The live and archived webcast, along with supplemental information, will also be available on Assurant’s Investor Relations website:
https://ir.assurant.com/investor/default.aspx

About Assurant
Assurant, Inc. (NYSE: AIZ) is a leading global business services company that supports, protects and connects major consumer purchases. A Fortune 500 company with a presence in 21 countries, Assurant supports the advancement of the connected world by partnering with the world’s leading brands to develop innovative solutions and to deliver an enhanced customer experience through mobile device solutions, extended service contracts, vehicle protection services, renters insurance, lender-placed insurance products and other specialty products.

Learn more at assurant.com

Media Contact:
Stacie Sherer
Vice President, Corporate Communications
Phone: 917.420.0980
stacie.sherer@assurant.com
Investor Relations Contacts:
Rebekah Biondo
Deputy CFO
Phone: 786.374.7283
rebekah.biondo@assurant.com

Sean Moshier
Vice President, Investor Relations
Phone: 914.204.2253
sean.moshier@assurant.com

Matt Cafarchio
Director, Investor Relations
Phone: 484.356.4791
matt.cafarchio@assurant.com

Safe Harbor Statement
Some of the statements in this news release and its exhibits, including our outlook, business and financial plans and any statements regarding the company’s anticipated future financial performance, business prospects, growth and operating strategies and similar matters, may constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.

You can identify forward-looking statements by the use of words such as “outlook,” “objective,” “will,” “may,” “can,” “anticipates,” “expects,” “estimates,” “projects,” “intends,” “plans,” “believes,” “targets,” “forecasts,” “potential,” “approximately,” and the negative version of those words and other words and terms with a similar meaning. Any forward-looking statements contained in this news release or its exhibits are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that our future plans, estimates or expectations will be achieved. Our actual results might differ materially from those projected in the forward-looking statements. We undertake no obligation to update or review any forward-looking statement, whether as a result of new information, future events or other developments. The following factors could cause our actual results to differ materially from those currently estimated by management, including those projected in the company outlook:
i.the loss of significant clients, distributors or other parties with whom we do business, or if we are unable to renew contracts with them on favorable terms, or if they disintermediate us, or if those parties face financial, reputational or regulatory issues;
ii.significant competitive pressures, changes in customer preferences and disruption;
iii.the failure to execute our strategy, including through the continuing service of key executives, senior leaders, highly-skilled personnel and a high-performing workforce;
iv.the failure to find suitable acquisitions at attractive prices, integrate acquired businesses or divest of non-strategic businesses effectively or achieve organic growth;
v.our inability to recover should we experience a business continuity event;
vi.the failure to manage vendors and other third parties on whom we rely to conduct business and provide services to our clients;
vii.risks related to our international operations;
viii.declines in the value and availability of mobile devices, and regulatory compliance or other risks in our mobile business;
ix.our inability to develop and maintain distribution sources or attract and retain sales representatives and executives with key client relationships;
x.risks associated with joint ventures, franchises and investments in which we share ownership and management with third parties;
xi.the impact of catastrophe and non-catastrophe losses, including as a result of the current inflationary environment and climate change;
xii.negative publicity relating to our business, industry or clients;
xiii.the impact of general economic, financial market and political conditions (including the Israel-Hamas war) and conditions in the markets in which we operate, including the current inflationary environment;
xiv.the adequacy of reserves established for claims and our inability to accurately predict and price for claims and other costs;
xv.a decline in financial strength ratings of our insurance subsidiaries or in our corporate senior debt ratings;
xvi.fluctuations in exchange rates, including in the current environment;
xvii.an impairment of goodwill or other intangible assets;
xviii.the failure to maintain effective internal control over financial reporting;
xix.unfavorable conditions in the capital and credit markets;
xx.a decrease in the value of our investment portfolio, including due to market, credit and liquidity risks, and changes in interest rates;
xxi.an impairment in the value of our deferred tax assets;
xxii.the unavailability or inadequacy of reinsurance coverage and the credit risk of reinsurers, including those to whom we have sold business through reinsurance;
xxiii.the credit risk of some of our agents, third-party administrators and clients;

xxiv.the inability of our subsidiaries to pay sufficient dividends to the holding company and limitations on our ability to declare and pay dividends or repurchase shares;
xxv.limitations in the analytical models we use to assist in our decision-making;
xxvi.the failure to effectively maintain and modernize our technology systems and infrastructure, or the failure to integrate those of acquired businesses;
xxvii.breaches of our technology systems or those of third parties with whom we do business, or the failure to protect the security of data in such systems, including due to cyberattacks and as a result of working remotely;
xxviii.the costs of complying with, or the failure to comply with, extensive laws and regulations to which we are subject, including those related to privacy, data security, data protection and tax;
xxix.the impact of litigation and regulatory actions;
xxx.reductions or deferrals in the insurance premiums we charge;
xxxi.changes in insurance, tax and other regulations, including the Inflation Reduction Act of 2022;
xxxii.volatility in our common stock price and trading volume; and
xxxiii.employee misconduct.

For additional information on factors that could affect our actual results, please refer to the factors identified in the reports we file with the U.S. Securities and Exchange Commission, including the risk factors identified in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Non-GAAP Financial Measures
Assurant uses the following non-GAAP financial measures to analyze the company’s operating performance. Assurant’s non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)Assurant uses Adjusted EBITDA as an important measure of the company’s operating performance. Assurant defines Adjusted EBITDA as net income, excluding net realized losses (gains) on investments and fair value changes to equity securities, non-core operations, restructuring costs related to strategic exit activities, Assurant Health runoff operations, interest expense, provision (benefit) for income taxes, depreciation expense, amortization of purchased intangible assets, as well as other highly variable or unusual items. The company believes this metric provides investors with an important measure of the company’s operating performance because it excludes items that do not represent the ongoing operations of the company, and therefore (i) enhances management’s and investors’ ability to analyze the ongoing operations of its businesses and (ii) facilitates comparisons of its operating performance over multiple periods, including because the amortization expense associated with purchased intangible assets may fluctuate from period to period based on the timing, size, nature and number of acquisitions. Although the company excludes amortization of purchased intangible assets from Adjusted EBITDA, revenue generated from such intangible assets is included within the revenue in determining Adjusted EBITDA. The comparable GAAP measure is net income. See Note 2 below for a full reconciliation.
(2)Adjusted EBITDA, Excluding Reportable Catastrophes: Assurant uses Adjusted EBITDA (defined above), excluding reportable catastrophes (which represents individual catastrophic events that generate losses in excess of $5.0 million, pre-tax, net of reinsurance and client profit sharing adjustments and including reinstatement and other premiums), as another important measure of the company’s operating performance. The company believes this metric provides investors with an important measure of the company’s operating performance for the reasons noted above, and because it excludes reportable catastrophes, which can be volatile. The comparable GAAP measure is net income.

(UNAUDITED)	4Q	4Q	12 Months	12 Months
($ in millions)	2023	2022	2023	2022
GAAP net income	$182.5	$68.1	$642.5	$276.6
Less:
Interest expense	26.8	27.9	108.0	108.3
Provision for income taxes	44.1	28.2	164.3	73.3
Depreciation expense	31.7	21.6	109.3	86.3
Amortization of purchased intangible assets	22.3	17.8	77.9	69.7
Adjustments, pre-tax:
Net realized losses on investments and fair value changes to equity securities	19.0	13.5	68.7	179.7
Non-core operations	11.0	34.4	50.4	79.5
Restructuring costs	16.0	52.9	34.3	53.1
Assurant Health runoff operations	0.3	—	(6.9)	0.6
Other adjustments(1)	7.1	9.8	9.0	29.1
Adjusted EBITDA	360.8	274.2	1,257.5	956.2
Reportable catastrophes	21.6	22.1	111.8	172.1
Adjusted EBITDA, excluding reportable catastrophes	$382.4	$296.3	$1,369.3	$1,128.3
(1)Additional details about the components of Other adjustments and other key financial metrics throughout this press release are included in the Financial Supplement located on Assurant’s Investor Relations website: https://ir.assurant.com/investor/default.aspx

(UNAUDITED)	4Q 2023		4Q 2022
	Global Lifestyle	Global Housing	Global Lifestyle	Global Housing
($ in millions)
Adjusted EBITDA	$204.6	$186.1	$182.3	$119.1
Reportable catastrophes	(0.3)	21.9	1.0	21.1
Adjusted EBITDA, excluding reportable catastrophes	$204.3	$208.0	$183.3	$140.2

(UNAUDITED)	12 Months 2023		12 Months 2022
	Global Lifestyle	Global Housing	Global Lifestyle	Global Housing
($ in millions)
Adjusted EBITDA	$792.3	$574.2	$809.4	$246.0
Reportable catastrophes	0.8	111.0	0.7	171.4
Adjusted EBITDA, excluding reportable catastrophes	$793.1	$685.2	$810.1	$417.4

(3)Adjusted Earnings per Diluted Share: Assurant uses Adjusted earnings per diluted share as an important measure of the company’s stockholder value. Assurant defines Adjusted earnings per diluted share as net income, excluding net realized losses (gains) on investments and fair value changes to equity securities, amortization of purchased intangible assets, non-core operations, restructuring costs related to strategic exit activities, Assurant Health runoff operations, as well as other highly variable or unusual items, divided by the weighted average diluted shares outstanding. The company believes this metric provides investors with an important measure of stockholder value because it excludes items that do not represent the ongoing operations of the company, and therefore (i) enhances management’s and investors’ ability to analyze the ongoing operations of its businesses and (ii) facilitates comparisons of its operating performance over multiple periods, including because the amortization expense associated with purchased intangible assets may fluctuate from period to period based on the timing, size, nature and number of acquisitions. Although the company excludes amortization of purchased intangible assets from Adjusted earnings, revenue generated from such intangible assets is included within the revenue in determining Adjusted earnings. The comparable GAAP measure is net income per diluted share, defined as net income, divided by the weighted average diluted shares outstanding. See Note 4 below for a full reconciliation.

(4)Adjusted Earnings, Excluding Reportable Catastrophes, per Diluted Share: Assurant uses Adjusted earnings, excluding reportable catastrophes, per diluted share (each as defined above) as another important measure of the company's stockholder value. The company believes this metric provides investors with an important measure of stockholder value for the reasons noted above, and because it excludes reportable catastrophes, which can be volatile. The comparable GAAP measure is net income per diluted share (defined above).

(UNAUDITED)	4Q	4Q	12 Months	12 Months
($ in millions)	2023	2022	2023	2022
GAAP net income	$182.5	$68.1	$642.5	$276.6
Adjustments, pre-tax:
Net realized losses on investments and fair value changes to equity securities	19.0	13.5	68.7	179.7
Amortization of purchased intangible assets	22.3	17.8	77.9	69.7
Non-core operations	11.0	34.4	50.4	79.5
Restructuring costs	16.0	52.9	34.3	53.1
Assurant Health runoff operations	0.3	—	(6.9)	0.6
Other adjustments	7.1	9.8	9.0	29.1
Benefit for income taxes	(13.3)	(22.7)	(43.0)	(78.8)
Adjusted earnings	244.9	173.8	832.9	609.5
Reportable catastrophes, pre-tax	21.6	22.1	111.8	172.1
Tax impact of reportable catastrophes	(4.6)	(4.7)	(23.5)	(36.2)
Adjusted earnings, excluding reportable catastrophes	$261.9	$191.2	$921.2	$745.4

(UNAUDITED)	4Q	4Q	12 Months	12 Months
	2023	2022	2023	2022
GAAP net income per diluted share(1)	$3.42	$1.27	$11.95	$5.05
Adjustments, pre-tax:
Net realized losses on investments and fair value changes to equity securities	0.36	0.25	1.28	3.28
Amortization of purchased intangible assets	0.42	0.33	1.45	1.27
Non-core operations	0.21	0.63	0.94	1.45
Restructuring costs	0.30	0.99	0.64	0.97
Assurant Health runoff operations	—	—	(0.13)	0.01
Other adjustments	0.12	0.18	0.16	0.54
Benefit for income taxes	(0.25)	(0.42)	(0.80)	(1.44)
Adjusted earnings, per diluted share	4.58	3.23	15.49	11.13
Reportable catastrophes, pre-tax	0.40	0.41	2.08	3.14
Tax impact of reportable catastrophes	(0.08)	(0.08)	(0.44)	(0.66)
Adjusted earnings, excluding reportable catastrophes, per diluted share	$4.90	$3.56	$17.13	$13.61
(1)Information on the share counts used in the per share calculations throughout this press release are included in the Financial Supplement located on Assurant’s Investor Relations website: https://ir.assurant.com/investor/default.aspx

(5)Constant Currency: Represents a non-GAAP financial measure. Excludes the impact of changes in foreign currency exchange rates used in the translation of the income statement because they can be volatile. These amounts are calculated by translating the comparable prior period results at the weighted average foreign currency exchange rates used in the current period, and it excludes the impact of foreign exchange transaction gains (losses) associated with the remeasurement of non-functional currencies. The company believes this information allows investors to identify the significance of changes in foreign currency exchange rates in period-to-period comparisons.

(UNAUDITED)	Constant Currency
	4Q 2023	12 Months 2023
Percentage change in Global Lifestyle and Global Housing net earned premiums, fees and other income:
Including FX impact	12.0%	7.6%
FX impact	0.2%	(0.4)%
Excluding FX impact	11.8%	8.0%

Percentage change in Global Lifestyle net earned premiums, fees and other income:
Including FX impact	13.2%	6.2%
FX impact	0.2%	(0.5)%
Excluding FX impact	13.0%	6.7%

Percentage change in GAAP net income, including FX impact	168.0%	132.3%
Percentage change in Adjusted EBITDA, including FX impact	31.6%	31.5%
Percentage change in Adjusted EBITDA, excluding reportable catastrophes:
Including FX impact	29.1%	21.4%
FX impact	—%	(0.7)%
Excluding FX impact	29.1%	22.1%

Percentage change in Global Lifestyle Adjusted EBITDA:
Including FX impact	12.2%	(2.1)%
FX impact	—%	(1.0)%
Excluding FX impact	12.2%	(1.1)%

(6)The company outlook for Adjusted earnings, excluding reportable catastrophes, per diluted share and Adjusted EBITDA, excluding reportable catastrophes, for Assurant and Global Housing, each constitute forward-looking non-GAAP financial measures and the company believes that it cannot, without unreasonable efforts, forecast certain information needed to reconcile such forward-looking non-GAAP financial measures to the most comparable GAAP measure, the probable significance of which cannot be determined. The company is able to quantify a full-year estimate of depreciation expense, interest expense and amortization of purchased intangible assets, each on a pre-tax basis, and the estimated effective tax rate, which are expected to be approximately $135 million, $107 million, $70 million and 20 to 22 percent, respectively. Business segment dividends include a $155 million assumed annual catastrophe load. Other GAAP components cannot be reliably quantified due to the combination of variability and volatility of such components and may, depending on the size of the components, have a significant impact on the reconciliation.

Assurant, Inc.
Consolidated Statement of Operations (unaudited)
Three and Twelve Months Ended December 31, 2023 and 2022

	4Q		12 Months
	2023	2022	2023	2022
($ in millions except number of shares and per share amounts)
Revenues
Net earned premiums	$2,422.2	$2,262.9	$9,388.0	$8,765.3
Fees and other income	434.4	301.1	1,323.2	1,243.3
Net investment income	145.5	102.3	489.1	364.1
Net realized losses on investments and fair value changes to equity securities	(19.0)	(13.5)	(68.7)	(179.7)
Total revenues	2,983.1	2,652.8	11,131.6	10,193.0
Benefits, losses and expenses
Policyholder benefits	599.1	599.3	2,521.8	2,359.8
Underwriting, selling, general and administrative expenses	2,130.6	1,921.5	7,695.1	7,366.3
Goodwill impairment	—	7.8	—	7.8
Interest expense	26.8	27.9	108.0	108.3
Loss (gain) on extinguishment of debt	—	—	(0.1)	0.9
Total benefits, losses and expenses	2,756.5	2,556.5	10,324.8	9,843.1
Income before provision for income taxes	226.6	96.3	806.8	349.9
Provision for income taxes	44.1	28.2	164.3	73.3
Net income	$182.5	$68.1	$642.5	$276.6

Net income per share:
Basic	$3.44	$1.27	$12.02	$5.09
Diluted	$3.42	$1.27	$11.95	$5.05

Common stock dividends per share	$0.72	$0.70	$2.82	$2.74

Share data:
Basic weighted average shares outstanding	53,050,518	53,415,238	53,455,139	54,371,531

Diluted weighted average shares outstanding	53,434,515	53,773,862	53,783,069	54,782,528

Assurant, Inc.
Consolidated Condensed Balance Sheets (unaudited)
At December 31, 2023 and 2022

	December 31,	December 31,
	2023	2022
	($ in millions)
Assets
Investments and cash and cash equivalents	$9,848.3	$9,061.2
Reinsurance recoverables	6,649.2	6,999.4
Deferred acquisition costs	9,967.2	9,677.1
Goodwill	2,608.8	2,603.0
Value of business acquired	83.9	262.8
Other assets	4,477.8	4,513.8
Total assets	$33,635.2	$33,117.3

Liabilities
Policyholder benefits and claims payable	$2,476.4	$2,717.9
Unearned premiums	20,110.4	19,802.4
Debt	2,080.6	2,129.9
Accounts payable and other liabilities	4,158.3	4,238.4
Total liabilities	28,825.7	28,888.6

Stockholders’ equity
Equity, excluding accumulated other comprehensive loss	5,574.5	5,214.9
Accumulated other comprehensive loss	(765.0)	(986.2)
Total equity	4,809.5	4,228.7
Total liabilities and equity	$33,635.2	$33,117.3